Upland Software Completes $410 Million Financing Transaction
Upgraded credit facilities provide additional capital for growth

AUSTIN, Texas - Aug. 6, 2019 - Upland Software, Inc. (Nasdaq: UPLD), a leader in cloud-based enterprise work management software, today announced it has entered into a new credit agreement that provides $410 million in term and revolving loan facilities to refinance existing debt and to provide additional capital for growth. The credit agreement is expandable as Upland continues its growth trajectory.
“Our acquisition pipeline remains robust, and this financing, together with our growing free cash flow generation, ensures Upland will have the capital necessary to execute on our highly accretive consolidation plan in cloud software,” said Jack McDonald, Chairman and CEO.
“Our growth and execution to date have allowed us to achieve the scale and credit quality necessary to significantly upgrade our credit agreement improving both the structure and the cost of our capital,” said Mike Hill, CFO of Upland Software. “We are pleased that the transaction was significantly oversubscribed and attracted a broad group of blue-chip lenders to Upland, and we thank them for their confidence and commitment,” he added.
Credit Suisse Loan Funding LLC arranged the transaction, together with Wells Fargo Securities, LLC, Capital One, National Association, HSBC Securities (USA) Inc. and Regions Bank, all of whom served as Joint Lead Arrangers and Joint Bookrunners on the Credit Agreement.
The new credit agreement includes a $350 million senior secured term loan B facility maturing in August 2026 and a $60 million senior secured revolving credit facility maturing in August 2024. The funds available from the new term loan were used to refinance the Company’s existing credit agreement while adding approximately $33 million of additional cash to the Company’s balance sheet bringing the Company’s total cash balance up to approximately $141 million and bringing net debt to approximately $209 million. This cash on hand coupled with the new undrawn $60 million revolver commitment represents readily available capital to fund the Company’s continuing acquisitive growth strategy.

About Upland Software
Upland Software (Nasdaq: UPLD) is a leader in cloud-based enterprise work management software. Upland provides seven enterprise cloud solution suites that enable more than one million users at over 9,000 accounts to win and engage customers, automate business operations, manage projects and IT costs, and share knowledge throughout the enterprise. All of Upland’s solutions are backed by a 100% customer success commitment and the UplandOne platform, which puts customers at the center of everything we do. To learn more, visit www.uplandsoftware.com.

Contacts:
Christina Turner
media@uplandsoftware.com
833-UPLAND-1